Exhibit 99.3
AGREEMENT

AGREEMENT dated this 12th day of September, 2008, by and among by and among China Wind Systems, Inc., a Delaware corporation (the “Company”), and the investors (the “Investors”) named in Schedule A to a certain Amended and Restated Securities Purchase Agreement originally dated November 13, 2007 as amended and restated as of January 31, 2008, which agreement, as so amended, is referred to as the “Purchase Agreement.” The Company and the Investors are collectively referred to as the “Parties” and each as a “Party.

WITNESSETH:

WHEREAS, the Investors are the holders of shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $.001 per share; and

WHEREAS, the Purchase Agreement and the Warrants have provisions which could result in an adjustment in the conversion rate of the Series A Preferred Stock and the exercise price of the Warrants if certain pre-tax earnings targets are not met; and

WHEREAS, the Parties believe that it is in the best interest of the Company for such adjustment to be eliminated so that the Company will have no obligation to adjust the conversion price of the Series A Preferred Stock or the exercise price of the Warrants if the pre-tax earnings targets are not met;

WHEREFORE, the parties do hereby agree as follows:

1. Each Investor severally represents and warrants that he or it has not transferred, granted an option or security interest in, entered into an agreement to transfer or otherwise encumbered any shares of Series A Preferred Stock or Warrants acquired by such Investor from the Company pursuant to the Purchase Agreement and that such Investor has the right to enter into this Agreement, except that Barron Partners LP is transferring warrants, which transferred warrants shall bear the legend provided in Section 4 of this Agreement and shall be subject to the provisions of this Agreement that relate to the Warrants.

2. Each Investor, by executing this Agreement, agrees that each Warrant owned by such Investor is hereby amended by deleting Section 7(e) in its entirety. Each Investor shall promptly affix to each warrant the following legend: “THIS WARRANT HAS BEEN AMENDED BY THE DELETION OF SECTION 7(e) IN ITS ENTIRETY.”

3. Each Investor shall deliver its or his stock certificate representing the Series A Preferred Stock and all Warrants to counsel for the Company who shall affix the required legends on the stock certificates and warrants.

4. The Parties hereby agree that Section 6.15 of the Purchase Agreement is hereby deleted in its entirety, and any of the 14,787,135 shares of Series A Preferred Stock which are held pursuant to said Section 6.15 and the closing escrow agreement shall be returned to the Company, and the Escrow Agent, as defined therein, shall continue to hold only the 10,000,000 shares of Series A Preferred Stock pursuant to Section 6.25 of the Purchase Agreement.

5. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Agreement or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

6. This Agreement shall not be construed more strongly against any Party regardless of who is responsible for its preparation. The Parties acknowledge each contributed and is equally responsible for its preparation. In resolving any dispute regarding, or construing any provision in, this Agreement, there shall be no presumption made or inference drawn because of the drafting history of the Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion or modification of a provision contained in a prior draft.

7. This Agreement constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver, and is signed by all Parties in the case of a modification or amendment or by the Party granting the waiver in the case of a waiver.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the federal and state courts situated in the City, County and State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the trial court and/or appellate court if such party prevails on substantially all issues in dispute.

9. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to perform their obligations under this Agreement.

10. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

11. This Agreement does not apply to the 46,716 warrants Barron Partners has initiated transfer of.

[Signatures on following page]

IN WITNESS WHEREOF, the Investors and the Company have executed this Agreement as of the date first written above.

Signature	Address, Telecopier and e-mail

CHINA WIND SYSTEMS, INC. By: /s/ WU Jianhua WU, Jianhua, Chief Executive Officer
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China
E-mail: 13861880987@e172.com
And adamw@cfooncall.com; and huayan@139.com
Fax: 86 510 3380099

BARRON PARTNERS LP By: Barron Capital Advisors, LLC, its General Partner By: /s/Andrew Barron Worden Andrew Barron Worden, President	730 Fifth Avenue; 25th floor New York, New York 10019 Fax: 212 359-0222 e-mail: abw@barronpartners.com

EOS HOLDINGS By:/s/ Jon R. Carnes Jon R.Carnes, President	2560 Highvale Dr. Las Vegas, NV 89134 E-mail: jcarnes@eosfunds.com

/s/ Steve Marzur Steve Mazur	200 Broad Street Apt 2321 Stamford CT 06901 E-mail: SteveMazur@aol.com